UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2004

ENCORE ACQUISITION COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16295 (Commission File Number)	75-2759650 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 877-9955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

and

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On August 19, 2004, Encore Acquisition Company (“Encore”) entered into a new five-year senior secured credit facility with Bank of America, N.A., as administrative agent and L/C issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as co-syndication agents, BNP Paribas and Citibank, N.A., as co-documentation agents, and other lenders. Availability under the new credit facility is determined through semi-annual borrowing base determinations and may be increased or decreased. The initial borrowing base is $400 million and may be increased to up to $750 million. The new credit facility matures on August 19, 2009. The new credit facility replaces Encore’s previous $300 million credit facility, which had a $270 million borrowing base and would have matured in June 2006.

     Encore’s obligations under the new credit facility are guaranteed by its restricted subsidiaries and secured by a first priority-lien on substantially all of its proved oil and natural gas reserves and a pledge of the capital stock and equity interests of Encore’s restricted subsidiaries.

     Amounts outstanding under the new credit facility are subject to varying rates of interest based on (1) the amount outstanding under the new credit facility in relation to Encore’s borrowing base and (2) whether the loan is a Eurodollar loan or a base rate loan. The following table summarizes the varying rates of interest under the new credit facility:

Ratio of Total Outstanding to
Borrowing Base	Eurodollar Loans	Base Rate Loans
Less than .40 to 1	LIBOR + 1.000%	Base Rate + 0.000%
From .40 to 1 but less than .75 to 1	LIBOR + 1.250%	Base Rate + 0.000%
From .75 to 1 but less than .90 to 1	LIBOR + 1.500%	Base Rate + 0.250%
.90 to 1 or greater	LIBOR + 1.750%	Base Rate + 0.500%

     The “LIBOR rate” is equal to the rate determined by Bank of America, N.A. to be the British Bankers Association Interest Settlement Rate for deposits in dollars for a similar interest period (either one, two, three or six months, as selected by Encore). The “base rate” is calculated as the highest of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

     As of August 24, 2004, Encore had $58.0 million outstanding under the new credit facility and $20.4 million in letters of credit.

     The borrowing base is redetermined each June 1 and December 1, commencing June 1, 2005. The bank syndicate has the ability to request one additional borrowing base redetermination per year, and Encore is permitted to request two additional borrowing base redeterminations per year. Generally, if amounts outstanding ever exceed the borrowing base, Encore must reduce the amounts outstanding to the redetermined borrowing base within six months, provided that if amounts outstanding exceed the borrowing base as a result of any sale of Encore’s assets or permitted subordinated debt, Encore must reduce the amounts outstanding immediately upon consummation of the sale.

     Borrowings under the new credit facility may be repaid from time to time without penalty.

     The new credit facility contains covenants that are similar to, but generally more favorable to Encore than, the covenants in Encore’s prior credit facility. These covenants include, among others:

•	a prohibition against incurring debt in excess of $30.0 million, except for borrowings under the new credit facility, up to $150 million of certain subordinated debt (which, if issued, could reduce Encore’s borrowing base by an amount equal to 33.33% of such debt), debt under hedge transactions and intercompany debt;

•	a prohibition against paying dividends or purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on Encore’s assets, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, changing Encore’s principal business and incurring funding obligations under ERISA;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved reserves;

•	a requirement that Encore maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0; and

•	a requirement that Encore maintain a ratio of consolidated EBITDA (as defined in the new credit facility) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.5 to 1.0.

     The new credit facility contains customary events of default. If a default occurs and is continuing, Encore must repay all amounts outstanding under the new credit facility.

     Bank of America, Fortis Capital, BNP Paribas, the other lenders under the new credit facility and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for Encore and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

     Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of August 19, 2004, among Encore Acquisition Company, as the Borrower, Encore Operating, L.P., as a Guarantor, Bank of America, N.A., as Administrative Agent and L/C Issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as Co-Syndication Agents, BNP Paribas and Citibank, N.A., as Co-Documentation Agents, and the other lenders party thereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: August 25, 2004	By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Controller and Principal Accounting Officer